Filed Pursuant to Rule 424(b)(3)
File No. 333-118426

PROSPECTUS SUPPLEMENT NO. 7
(To Prospectus Dated April 29, 2005)

Hana Biosciences, Inc.

7,587,292 Shares
Common Stock

The information contained in this prospectus supplement amends and updates our prospectus dated April 29, 2005, as supplement by Prospectus Supplement No. 1 dated May 2, 2005, Prospectus Supplement No. 2 dated May 16, 2005, Prospectus Supplement No. 3 dated July 27, 2005, Prospectus Supplement No. 4 dated August 15, 2005, Prospectus Supplement No. 5 dated November 14, 2005, and Prospectus Supplement No. 6 dated January 6, 2006 (collectively, the “Prospectus”), and should be read in conjunction therewith. Please keep this Prospectus Supplement with your Prospectus for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Transfer of Shares by Selling Stockholder

On or about December 29, 2005, Adam J. Chill, who is identified in the Prospectus as a selling stockholder with respect to 14,806 shares of our common stock covered thereby, transferred all of such shares to the Jewish Communal Fund. Accordingly, the Prospectus is hereby amended to replace Mr. Chill with the Jewish Communal fund as a selling stockholder with respect to all 14,806 shares. Jewish Communal Fund does not beneficially own any other shares of our common stock.

The date of this Prospectus Supplement is January 25, 2006